Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

IDI, INC.

It is hereby certified that:

1. The name of the corporation is IDI, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”).

2. The Certificate is hereby amended by deleting ARTICLE I in its entirety and inserting the following new ARTICLE I in lieu thereof:

ARTICLE I

The name of the Corporation shall be COGINT, INC.

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the DGCL.

4. Except as hereby amended, the Certificate of Incorporation of the Corporation, as amended, shall remain unchanged.

5. This amendment shall be effective as of 1:00 am Eastern Time on September 26, 2016.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be executed by its duly authorized officer this 23rd day of September, 2016.

IDI, INC.

By:	/s/ Derek Dubner

Name:	Derek Dubner
Title:	Chief Executive Officer